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                                                             Exhibit 99.26(g)(3)

Amendment No. 2 to Automatic Reinsurance Agreement #0739501 (Group Life and Group Accidental Death and Dismemberment Benefit - Excess Reinsurance) effective January 1, 1998, between NORTHSTAR LIFE INSURANCE COMPANY of Amherst, New York ("the Company"), and SWISS RE LIFE & HEALTH AMERICA INC. of Stamford, Connecticut ("Swiss Re Life & Health").

Effective January 1, 2004, it is agreed that Article II Automatic Coverage, and
Article III Facultative Reinsurance, are revised and replaced as attached.

All other provisions of the Reinsurance Agreement will continue unchanged.

Made in duplicate and hereby executed by both parties.

NORTHSTAR LIFE INSURANCE COMPANY


By:                                        Attest:
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Title:                                     Title:
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Date:                                      Date:
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SWISS RE LIFE & HEALTH AMERICA INC.


By:                                        Attest:
    ------------------------------------           -----------------------------

Title:                                     Title:
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Date:                                      Date:
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ARTICLE II

AUTOMATIC COVERAGE

1. Except as provided in Paragraph 2 below, whenever the Company issues a Group Life or a Group Accidental Death and Dismemberment Benefit Certificate and retains its maximum risk retention, as shown in Schedule B, Swiss Re Life & Health shall automatically accept such benefits in excess of the Company's retention, up to the limits shown in Schedule A.

     However, the total reinsurance coverage to be provided by Swiss Re Life & Health as respects any one Group (as defined below) reinsured under the Agreement will be strictly limited to and will not exceed $100,000,000 per any single event or occurrence. The loss on any single event or occurrence is the sum of all individual losses arising out of one or more associated events or occurrences. Events or occurrences will be deemed associated to the extent that they have a common cause or are a chain of events or occurrences forming a part of a schematic whole, even is the events or occurrences themselves are separate in time and place. For these purposes, a series or sequence of events or occurrences reasonably likely to have been caused by one or more persons acting in concert or in accordance with a plan or design will be deemed to have a common cause.

     When the Company provides coverage within the scope of this Agreement to any Group require more than $50,000,000 of reinsured face amount of insurance, the Company will provide Swiss Re Life & Health written notice of the inception of such coverage within ninety days of its effect. Each such notice will include the number of subject lives included in the Group by worksite address, including zip code, and total reinsured volume at each such work location. If the Company fails to provide any notice required under this provision, until such notice is received by Swiss Re Life & Health, the maximum per event/occurrence provided under this Agreement as respects that Group will be strictly limited to $50,000,000.

     For purposes of this Article II, the term "Group" includes employer-employee groups, union, and association/MET arrangements comprised of employers.

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EXCEPTIONS TO AUTOMATIC COVERAGE

2. Unless Swiss Re Life & Health has specifically agreed to such reinsurance in writing, no reinsurance may be ceded automatically, where:

     a. the benefit limits exceed those specified in Schedule A, whether or not the Company is retaining for its own risk the excess over the Schedule A limits;

     b. the type of group is listed in Schedule C as an excluded type of group;

     c. the Group Program permits the selection of coverage amounts by the individual lives insured, except as provided for in Schedule F;

     d. coverage is granted to active employees after age 70 which exceeds 65% of the coverage provided before age 65; however, if the minimum requirements of the Age Discrimination in Employment Ace (ADEA), require higher benefits, the reinsurance may be ceded automatically if the ADEA minimum standards are not exceeded;

     e.   the group would require reinsurance on lives after retirement;

     f. the group is underwritten using substantial deviations from the Company's usual underwriting rules (any increase in the Maximum Limit of Issue specified in Schedule A or a deviation of more than 10% from any other rule of limit of the Company shall constitute a substantial deviation);

     g. the Group Master Policy does not contain an actively-at-work requirement;

     h. disabled lives, who incurred their disability prior to the effective date of the reinsurance on the Group, are to be covered;

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     i.   Corporate Owned Life Insurance Benefits/Advanced Market Product
          Application are included;

     j. the type of group is an Association or a Multiple Employer Trust, except as provided for in Article I.

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ARTICLE III

FACULTATIVE REINSURANCE

     If the coverage provided to a Group by the Company does not meet the automatic coverage criteria listed in Article II.1., it may be submitted facultatively to Swiss Re Life & Health for its consideration in its sole discretion.

     Additionally, if the coverage provided to a Group by the Company exceeds $100,000,000 of reinsured face amount, the Company may submit the group for facultative consideration in its sole discretion.

     The reinsurance will also be on a facultative basis if the Company seeks Swiss Re Life & Health's consideration on a policy that qualifies for automatic reinsurance under this Agreement.

     The relevant terms and conditions of this Agreement will apply to those facultative offers made by Swiss Re Life & Health which are accepted by the Company.

     Swiss Re Life & Health agrees to accept liability for any claim(s) that arises prior to the date a facultative offer is made or accepted by the Company, provided the following are met:

     a) No more than 120 days has passed since the date of a facultative offer, if such offer has been made, and

     b) The facultative application was, or can be, approved by Swiss Re Life & Health following the underwriting standards for the plan.